Exhibit 99.1

Leadis Technology Reports Fourth Quarter 2005 Financial Results

SUNNYVALE, California — January 31, 2006 – Leadis Technology, Inc. (Nasdaq: LDIS), a mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the fourth quarter of 2005, ended December 31, 2005. Revenues for the fourth quarter were $21.5 million, up 22% from $17.6 million in the third quarter but down 36% from $33.3 million for the same period in 2004. For the fiscal year 2005, Leadis reported revenues of $64.2 million, 57% lower than 2004.

Financial Results

Revenues of $21.5 million for the fourth quarter of 2005 were slightly above the company’s revised guidance provided in December 2005 and reflected a 22% sequential increase from $17.6 million in the third quarter of 2005. Under generally accepted accounting principles (GAAP), fourth quarter net loss was $3.6 million as compared to a $2.5 million net loss in the third quarter, resulting in net loss per basic share of $0.13, greater than the revised guidance and the net loss per basic share of $0.09 in the third quarter of 2005. Net income for the fourth quarter of 2004 was $0.06 per diluted share.

Leadis reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation expenses. Pro-forma net loss for the fourth quarter of 2005 was $3.3 million or $0.12 per basic share, as compared to net loss of $2.1 million or $0.07 per basic share in the third quarter of 2005, and net income of $2.8 million or $0.09 per diluted share in the fourth quarter of 2004.

Fiscal year 2005 revenues decreased 57% to $64.2 million from $150.3 million in 2004. On a GAAP basis, net loss for 2005 was $11.4 million or $0.40 per basic share, representing a decrease from net income of $17.6 million or $0.63 per diluted share in 2004. On a pro-forma basis, net loss for 2005 was $9.2 million or $0.33 per basic share as compared to net income of $22.1 million or $0.79 per diluted share in 2004. The company reported cash and short-term investments of $106.9 million as of December 31, 2005, a slight decrease from the $109.0 million reported as of December 31, 2004.

Business Summary

•	Fourth quarter revenues were $21.5 million. TFT sales increased as a percentage of revenue to approximately 15% from 10% in the prior quarter. STN sales accounted for approximately 60% of revenue, while OLED sales were flat with the prior quarter and declined to 25% of revenue.

•	ASP was down sequentially approximately 5% on a blended basis, which represented a slower decline relative to prior quarters in 2005. A more favorable product mix of TFT drivers partially offset larger ASP declines for OLED and STN drivers. Heavy demand for lower priced monochrome STN products from one of our Tier-1 end users peaked in the fourth quarter.

•	Total shipments grew 30% sequentially in the fourth quarter to a record 19.0 million units, as compared to 14.6 million units in the third quarter and 15.6 million units for the fourth quarter 2004. For the fiscal year 2005, Leadis shipped 48.5 million IC drivers.

•	Fourth quarter gross margin was 15%, lower than the revised guidance and the prior quarter, due to an inventory write down charge. During the fourth quarter, the company recorded charges totaling $1.6 million to cost of revenue to write down inventory on hand in excess of forecasted demand.

•	Two new products moved into volume production status:

a)	The LDS321, a driver for 262K color QVGA low temperature polysilicon (LTPS), an advanced form of TFT, displays used in high-end handsets. This product serves a Samsung phone with digital media broadcasting (DMB) receiver targeting the Korean market and Samsung’s newly announced highest end phone, co-developed with the audio maker Bang & Olufsen, initially targeting the European market.

b)	The LDS517, a driver for 262K color OLED displays with rich color performance primarily for MP3 players. This product currently serves some of Creative Lab’s newest MP3 players.

“The fourth quarter ramp of our TFT business was slower than we had originally targeted due to customer requested shipment delays. Nevertheless, we are delighted to have begun penetrating the largest portion of the mobile display market,” said Dr. Ken Lee, Executive Vice President and Chief Operating Officer. “Additionally, we are pleased with the introduction of the LDS321, another product in the emerging LTPS technology.”

Management Changes

During the past quarter, the company made several significant management changes:

•	Tony Alvarez joined Leadis as President, CEO and a member of the board of directors in November 2005. Mr. Alvarez is a seasoned industry veteran and most recently was the Executive Vice President of Cypress Semiconductor’s Memory and Imaging Product Division.

•	Dr. Steve Ahn, former CEO and founder, is transitioning to an advisory role and remains a member of the board of directors. Dr. Ahn founded Leadis in May 2000, led the company through its IPO in 2004 and directed Leadis to become a leader in the driver IC market.

•	Dr. Jose Arreola joined Leadis as Executive Vice President of Engineering, earlier in January. For the past four years Dr. Arreola was CEO at Kovio Inc., a privately held technology company. Prior to that Dr. Arreola had a long tenure at Cypress Semiconductor, where he was their Vice President of Process Technology R&D.

•	Chol Chong, Vice President of Operations, has indicated that he will retire effective at the end of the first quarter. Mr. Chong has played a key role in building our operations group and establishing foundry and subcontractor relationships that will be instrumental for the company’s long term growth. Dr. Ken Lee, Executive Vice President and COO, will assume direct responsibility of the operations organization.

Leadis has also recently added two veterans of the semiconductor industry with extensive operating experience to its board of directors:

•	Doug McBurnie, a retired senior executive with long tenures at National Semiconductor, VLSI Technology, and Fairchild Semiconductor joined the board in December 2005.

•	Jack Saltich, a retired senior executive, joined the board in January 2006. Mr. Saltich was most recently the CEO of Three-Five Systems following long tenures at AMD and Motorola.

Business Outlook

Based on information currently available to the company, expectations for the first quarter of 2006 are as follows:

•	Revenues, which vary with product mix and selling prices, are expected to be flat in the range of $20 to $22 million.

•	TFT sales are expected to increase to the range of 25-30% of revenue.

•	ASP on a blended basis is expected to be flat to slightly higher.

•	Gross margin, which varies with product mix, average selling price and unit costs, is expected to be in the range of low-20 percent of sales.

“My number one priority at Leadis is to return to profitability and establish processes that will allow us to achieve sustainable long term growth,” said Tony Alvarez, President and CEO. “Our path to profitability and growth is predicated on our ability to introduce new products in a timely and efficient fashion. Accordingly, we are pleased to have Dr. Jose Arreola on board to lead the continued improvement of our design and product development processes.”

“We are focusing on improving our gross margin by better aligning our future product development and marketing efforts with the emerging TFT and LTPS technologies,” continued Mr. Alvarez. “Simultaneously, we have placed increased emphasis on controlling expenses until our new processes and programs have taken hold. In summary, our 2006 focus is to improve our product launch execution, expand our TFT and LTPS market presence and control our expenses. This focus will lead to better operating results and consequently increase shareholder value.”

Conference Call Today

Leadis Technology will broadcast its conference call discussion of fourth quarter 2005 financial results today, Tuesday, January 31, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial (800) 289-0572 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial (888) 203-1112. The confirmation code is 7437450. A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the next earnings call.

IR Contact

Victor Lee, Chief Financial Officer

(408) 331-8616

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. Beginning in the first quarter of 2006, Leadis will implement SFAS 123R, “Accounting for Stock-Based Compensation,” which will negatively affect future reported GAAP-based results. The company expects to exclude the effect of expensing stock-based compensation under SFAS 123R in deriving its non-GAAP financial measures in future periods.

Cautionary Language

This press release regarding expected financial results for the quarter ended March 31, 2006 and fiscal year 2006 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” “confident,” “optimistic,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets, including the MP3 market; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements and our Form 10-Q for the quarter ended September 30, 2005, which are available at www.leadis.com. (LDISG)

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Revenue	$21,455	$17,585	$33,264	$64,182	$150,250

Costs and expenses:
Cost of revenue	18,313	13,712	23,669	50,197	97,725
Research and development	3,408	3,443	4,233	14,522	14,964
Selling, general and administrative	3,731	3,345	2,160	12,766	8,545

Total costs and expenses	25,452	20,500	30,062	77,485	121,234

Operating income (loss)	(3,997)	(2,915)	3,202	(13,303)	29,016
Interest and other income, net	825	877	142	2,718	956

Income (loss) before provision for income taxes	(3,172)	(2,038)	3,344	(10,585)	29,972
Provision for income taxes	475	511	1,592	765	12,379

Net income (loss)	$(3,647)	$(2,549)	$1,752	$(11,350)	$17,593

Net income (loss) per share:
Basic	$(0.13)	$(0.09)	$0.06	$(0.40)	$0.72

Diluted	$(0.13)	$(0.09)	$0.06	$(0.40)	$0.63

Shares used in computing net income (loss) per share:
Basic	28,297	28,192	27,501	28,143	24,469
Diluted	28,297	28,192	30,849	28,143	27,817

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
GAAP net income (loss)	$(3,647)	$(2,549)	$1,752	$(11,350)	$17,593

Adjustments:
Cost of revenue due to stock based compensation	16	20	73	97	269
Stock based compensation	358	429	1,005	2,005	4,222

Adjusted net income (loss)	$(3,273)	$(2,100)	$2,830	$(9,248)	$22,084

Shares used in computing GAAP net income (loss) per share:
Basic	28,297	28,192	27,501	28,143	24,469
Diluted	28,297	28,192	30,849	28,143	27,817

Adjusted net income (loss) per share:
Basic	$(0.12)	$(0.07)	$0.10	$(0.33)	$0.90

Diluted	$(0.12)	$(0.07)	$0.09	$(0.33)	$0.79

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Dec. 31, 2005	Sep. 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$72,801	$76,833	$45,012
Short-term investments	34,077	30,667	63,961
Accounts receivable, net	14,775	13,345	30,423
Inventory	13,075	12,225	6,080
Prepaid expenses and other current assets	4,693	6,644	6,342

Total current assets	139,421	139,714	151,818
Property and equipment, net	3,505	3,663	2,103
Other assets	988	2,709	894

Total assets	$143,914	$146,086	$154,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,781	$17,083	$20,510
Accrued liabilities	2,932	3,129	3,977
Taxes payable	2,330	2,012	2,873
Deferred revenue	339	110	107

Total current liabilities	23,382	22,334	27,467
Other noncurrent liabilities	718	851	242
Commitments
Stockholders' equity:
Common stock and additional paid-in capital	104,173	103,994	102,254
Deferred stock-based compensation	(1,196)	(1,577)	(3,336)
Retained earnings	16,837	20,484	28,188

Total stockholders’ equity	119,814	122,901	127,106

Total liabilities and stockholders’ equity	$143,914	$146,086	$154,815